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                                                                   EXHIBIT 4(b)



                             4FRONT SOFTWARE INTERNATIONAL, INC.
                                  STOCK OPTION AGREEMENT
                             -----------------------------------


           AGREEMENT made as of the ___ day of ______________ 199__, by and between 4Front Software International, Inc., a Delaware corporation (the "Company"), and ___________________ (the "Optionee").

                                      W I T N E S S E T H

           WHEREAS, pursuant to the 4Front Software International, Inc. 1996 Equity Incentive Plan (the "Plan"), the Company desires to grant to the Optionee and the Optionee desires to accept an option to purchase shares of common stock, no par value, of the Company (the "Common Stock") upon the terms and conditions set forth in this agreement.

          NOW, THEREFORE, the parties hereto agree as follows:

           1 GRANT. The Company hereby grants to the Optionee an option to purchase _____ shares of Common Stock at a purchase price per share equal to $5.75, which price was in excess of the fair market value of the Common Stock on the date hereof. "Fair Market Value" shall have such meaning as set forth in Section 20 of the Plan. This option is intended to be treated as an option which does not qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

           2.  RESTRICTIONS  ON  EXERCISABILITY.   Except  as  specifically
provided otherwise herein, the option will become exercisable in accordance with the following schedule based upon the period of the Optionee's continuous service as an employee of the Company following the date hereof:

      Period                         Incremental                  Cumulative
      of                             Percentage of                Percentage of
      Continuous                     Option                       Option
      SERVICE                        EXERCISABLE                  EXERCISABLE
      ------------------             --------------               ------------
      Less than 6 months                  0%                            0%
      6 months                           33%                           33%
      18 months                          33%                           66%
      30 or more months                  34%                          100%

No shares of Common Stock may be purchased hereunder unless the Optionee shall have remained an employee of the Company for at least six months from the date hereof. Unless sooner terminated, the option will expire if and to the extent it is not exercised within ten years from the date hereof.

        3. EXERCISE. The option may be exercised in whole or in part in accordance with the above schedule by delivering to the Secretary of the Company (a) a written notice specifying the number of shares to be purchased, and (b) payment in full of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy any income tax withholding obligations with respect to the exercise (unless other arrangements acceptable to the Company are made for the satisfaction of such withholding obligations). The exercise price shall be payable

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in cash or by bank or certified check. The Company may (in its sole and absolute discretion) permit all or part of the exercise price to be paid with previously-owned shares of Common Stock, or in installments (together with interest) evidenced by the Optionee's secured promissory note.

        4. RIGHTS AS STOCKHOLDER. No shares of Common Stock shall be sold or delivered hereunder until full payment for such shares has been made (or, to the extent payable in installments, provided for). The Optionee shall have no rights as a stockholder with respect to any shares covered by the option until a stock certificate for such shares is issued to the Optionee. Except as otherwise provided herein, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

        5. NONTRANSFERABILITY. The option is not assignable or transferable except upon the Optionee's death to a beneficiary designated by the Optionee or, if no designated beneficiary shall survive the Optionee, pursuant to the Optionee's will and/or the laws of descent and distribution. During an Optionee's lifetime, the option may be exercised only by the Optionee or the Optionee's guardian or legal representative.

        6.  TERMINATION OF SERVICE OR DEATH.  (a)    If the Optionee is
terminated for any reason except death or disability, then the Optionee may exercise such Optionee's options, only to the extent that such options would have been exercisable upon the termination date of Optionee's employment, no later than thirty (30) days after such termination date, but in any event, no later than the expiration date of the options.

       (b) If the Optionee is terminated because of death or disability, then the Optionee's options may be exercised, only to the extent that such options would have been exercisable by Optionee on the termination date of Optionee's employment, and must be exercised by Optionee (or Optionee's legal representative or authorized assignee) no later than one hundred eighty (180) days after such termination date, but in any event no later than the expiration date of the options.

        7. SECURITIES LAWS COMPLIANCE REQUIRED. Notwithstanding anything herein to the contrary, if the shares of Common Stock issuable upon exercise of options granted under the Plan have not been registered under the Securities Act of 1933, as amended, the Board of Directors may condition the exercisability of the option upon compliance with applicable federal and state securities laws.

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         8.        CHANGE IN CONTROL;  CAPITAL  CHANGES.  The
existence of outstanding options shall not affect in any way the right or power of the Company or its stockholders to make or authorize all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.

          If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of its Common Stock outstanding, without receiving compensation therefor in money, services or property, then (i) the number, class, and per share price of shares subject to outstanding options hereunder shall be appropriately adjusted in such a manner as to entitle an Optionee to receive upon exercise thereof (and, if relevant, for the same aggregate cash consideration), the same total number and class of shares as such Optionee would have received had such Optionee exercised such option in full immediately prior to such event; and (ii) the number and class of shares with respect to which options may be granted under the Plan shall be adjusted by substituting for the total number of shares of Common Stock then reserved that number and class of shares of stock that would have been received by the owner of an equal number of outstanding shares of Common Stock as the result of the event requiring the adjustment.

          After a merger of one or more corporations into the Company, or after a consolidation of the Company and one more corporations in which the Company shall be the surviving corporation, each holder of an outstanding option shall, at no additional cost, be entitled to receive upon exercise of such option (subject to any required action by stockholders of the Company) in lieu of the number of shares as to which such option shall then be so exercisable, the number and class of shares of stock or other securities to which such holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, such holder had been the holder of record of a number of shares of Common Stock equal to the number of shares as to which such option shall be so exercised.

        If the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company is liquidated, or sells or otherwise disposes of substantially all its assets to another corporation while unexercised options remain outstanding under the Plan, (i) subject to the provisions of clause (ii) below, after the effective date of such merger, consolidation or sale, as the case may be, each holder of an outstanding option shall be entitled to receive upon exercise of such option in lieu of shares of Common Stock, shares of such stock or other securities, cash or property as the holders of shares of Common Stock received pursuant to the terms of the merger, consolidation or sale; or (ii) all outstanding options may be canceled by the Board as of the effective date of any such merger, consolidation, liquidation or sale provided that: (x) notice of such cancellation shall be given to each holder of an option, and (y) each holder of an option shall have the right to exercise such option to the extent that the same is then exercisable or, if the Board shall have accelerated the time for exercise of all unexercised and unexpired options, in full during the 30-day period preceding the effective date of such merger, consolidation, liquidation or sale.


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        Except as  expressly  provided  above,  the issue by the  Company of shares of stock of any class, securities convertible into shares of stock of any class, for cash, property or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares then subject to outstanding options.

          9. NO RIGHTS TO CONTINUE SERVICE. Nothing in this agreement shall give the Optionee any right to continue in the service of the Company, or interfere in any way with the right of the Company to terminate the service of the Optionee.

         10. PROVISIONS OF PLAN. The provisions of the Plan shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Optionee acknowledges receipt of a copy of the Plan prior to the execution of this agreement.

        11. ADMINISTRATION. The Board of Directors of the Company will have full power and authority to interpret and apply the provisions of this agreement and act on behalf of the Company in connection with this agreement, and the decision of the Board of Directors of the Company as to any matter arising under this agreement shall be binding and conclusive as to all persons.

        12.   MISCELLANEOUS.

              (a) This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

              (b) This agreement shall be governed by and construed in accordance with the laws of the State of Colorado. This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.

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              IN WITNESS WHEREOF, this agreement has been executed as of the date first above written.

                                            4FRONT SOFTWARE INTERNATIONAL, INC.

                                         By:

                                             ---------------------------------
                                              Optionee